NEWS

RELEASE___________________________________________________

FOR IMMEDIATE RELEASE

CONTACT: Chris L. Nines

(512) 434-5587

TEMPLE-INLAND ANNOUNCES IMPACT OF

HURRICANE KATRINA; PROVIDES UPDATE ON QUARTER

AUSTIN, TEXAS, September 13, 2005 — Temple-Inland Inc. announced today its linerboard mill and box plant in Bogalusa, Louisiana have resumed normal operation. Production had been curtailed since August 28, 2005 due to the effects of Hurricane Katrina. As a result of downtime experienced at the Bogalusa mill and box plant, damaged or destroyed inventory, and other costs, corrugated packaging operating income in third quarter 2005 will be adversely affected by $10 to 15 million.

In commenting on Bogalusa, Kenneth M. Jastrow, II, chairman and chief executive officer of Temple-Inland Inc., said, “We are pleased that the mill and box plant are again fully operational. There were no reported injuries to our employees, and the facilities sustained only minimal damage. Unfortunately, the city of Bogalusa was devastated by the storm. We are very proud of our employees and their participation in the clean-up process.”

In addition to the effect of Hurricane Katrina, corrugated packaging operations in third quarter 2005 compared with second quarter 2005 are being adversely affected by lower box prices, continued energy and transportation cost pressures, one less operating day and traditionally weaker corrugated shipments. Third quarter 2005 box shipments are expected to be flat compared with third quarter 2004.

Improved forest products and financial services operating results in the quarter are anticipated to substantially offset the decline in corrugated packaging. As a result, we expect third quarter 2005 income, excluding special items, to be approximately $0.40 to $0.45 per diluted share.

Temple-Inland Inc. is a major manufacturer of corrugated packaging and forest products, with a diversified financial services operation. The Company’s 2.0 million acres of forestland are certified as managed in compliance with ISO 14001 and in accordance with the Sustainable Forestry Initiative® (SFI) program of the American Forest & Paper Association to ensure forest management is conducted in a scientifically sound and environmentally sensitive manner. Temple-Inland's common stock (TIN) is traded on the New York Stock Exchange and the Pacific Exchange. Temple-Inland's address on the World Wide Web is www.templeinland.com.

This release contains forward-looking statements that involve risks and uncertainties. The actual results of Temple-Inland may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Temple-Inland; the availability and price of raw materials; competitive actions by other companies; changes in laws or regulations; the accuracy of judgments and estimates concerning the integration of acquired operations and Temple-Inland's consolidation and supply chain initiatives; and other factors, many of which are beyond the control of Temple-Inland.